Exhibit 99.1

EVERGREEN ENERGY INC ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

DENVER - April 26, 2007 - Evergreen Energy Inc (NYSE Arca: EEE) today reported financial results for the first quarter 2007. The loss for the first quarter of 2007 was $16 million or $0.20 per diluted share compared with $6.2 million or $0.09 per diluted share in the corresponding 2006 period.

“We are moving full speed ahead on pursuing our goals—getting the Ft. Union plant running to Bechtel’s deliverables, getting K-Direct definitive agreements signed, and getting future plants financed and built " said Kevin Collins, Interim President and CEO. "As I’ve stated before, these are parallel processes, and we’re well on our way to achieving them.”

Recent Developments
In the eight weeks since its last earnings release, Evergreen Energy Inc made significant progress at the Ft. Union plant. The company increased its production rate from approximately 300 tons per day and achieved over 500 tons per day, nearly doubling its production rate. It reduced its energy consumption by over 20 percent. In addition, it has consistently and reliably produced refined coal at or in excess of 10,400 Btu, from a feedstock of 7,900 to 8,000 Btu.

The company is currently in discussions with two major utilities regarding the development of K-Direct facilities, and has advanced further into phase two of the process.

The company announced the formation of Evergreen Energy Asia Pacific Corporation, or EEAP. EEAP has a licensing agreement with Evergreen Energy Inc. to construct K-Fuel® coal refineries in Southeast Asia, and to sell the K-Fuel® refined coal to electric utilities for power generation.

“We always said we would pursue a licensing strategy internationally,” said Collins. “We want strong partners that know the coal business, know the region

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and allow us to attack major international opportunities with limited capital risk.”

In addition to adding worldwide market and operations experience as a strategic partner, Sumitomo Corporation has made an initial investment for a four percent equity participation in the new Asia venture. Sumitomo and Evergreen are discussing a possible additional investment for a higher equity participation. EEAP is expected to be self-sustaining, and it is not expected to contribute to the Evergreen Energy Inc’s burn rate.

EEAP has already conducted a preliminary evaluation of Indonesian coal and found it to be very suitable for the K-Fuel process. In addition, Sumitomo and EEE have jointly approached Japanese electric utilities regarding K-Fuel opportunities.

Financial Results
Revenue for the first quarter 2007 was $11 million, compared with $185,000 in the first quarter 2006. The increase in revenue was due largely to its Buckeye mining segment, which was acquired in April 2006.

Plant start-up costs were $7.9 million and $1.8 million for the three months ended March 31, 2007 and 2006, respectively.

The Company anticipates that the start-up costs will trend downward in 2007.

For the quarter ended March 31, 2007, G&A was $7.7 million, compared with $5.1 million for the quarter ended March 31, 2006. This included employee-related costs of $2.3 million in the first quarter 2007, compared to $1.2 million for the same period in 2006. The increase was primarily attributable to the addition of staff to support plant operations and corporate functions. The Company also recognized a non-cash expense for equity compensation in the amounts of $2.4 million and $2.1 million, as a result of FAS 123(R) and performance based compensation, for the year ended March 31, 2007 and 2006, respectively.

Since late 2005, the company has incurred a quarterly, non-cash charge of approximately $500,000 related to stock awards granted to its former CEO, Mark Sexton.  The company will not be incurring this charge in future quarters.

Rather, in the second quarter 2007, the company expects to incur a one-time, non-cash charge of approximately $9.8 million, or approximately 12 cents per

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April 26, 2007 - Page 3

share, related to the departure of its former CEO.   Note that this charge is based on the closing share price as of October 24, 2005, the signing date of his employment agreement.   After taking this one-time charge, the company does not expect to incur any additional non-cash compensation expenses related to Mr. Sexton.

Evergreen Energy Inc incurred $10.2 million in coal mining operating expenses in the first quarter 2007 up from $0 in the first quarter 2006. The increase was due largely to the Buckeye mining segment, which was acquired in April 2006.

For the first quarter 2007, Evergreen Energy Inc reported depreciation, depletion and amortization of $1.9 million and reported $224,000 for the first quarter 2006. The increase in DD&A expense in the first quarter of 2007 was primarily attributable to the acquisition of Buckeye.

Other income was $1.1 million during the first quarter 2007 as compared to $1.1 million for the same period in the prior year.

Evergreen Energy Inc’s combined cash, marketable securities and restricted cash balance at the end of the first quarter 2007 was $62.2 million, compared with $88.2 million on December 31, 2006. At March 31, 2007, Evergreen Energy Inc had no long-term debt.

The Company’s capital budget for 2007 is $25 million to $30 million and includes Ft. Union completion costs, Buckeye mining and development costs, and costs associated with K-Direct facilities. Upon initiation of definitive agreements, future capital costs will be adjusted to reflect the construction of new K-Fuel facilities. Evergreen Energy expects that its cash balance will be sufficient to meet its operating requirements for the next twelve months.

Conference Call
Evergreen Energy Inc will host a conference call on Thursday, April 26, 2007 at 11:30 a.m. Eastern Time (9:30 a.m. MT, 8:30 a.m. PT) with investors, analysts and other interested parties. Investors can access the conference call via a live webcast on the Company’s website, www.evgenergy.com, or by dialing 1-866-383-8008. Access code is 20401263. Investors calling from international locations should dial 617-597-5341.

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An on-line archive of the call will be available at www.evgenergy.com for thirty days. Additionally, a replay of the call will be available by dialing 888-286-8010 (domestic) or 617-801-6888 (International), pass code 30709749, from 1:30pm Eastern Time April 26 through May 26, 2007.

About Evergreen Energy Inc
Evergreen Energy Inc. refines coal into a cleaner, more efficient and affordable solid fuel that is available today to meet the growing energy demands of industrial and utility customers while addressing important environmental concerns. Visit www.evgenergy.com for more information.

Forward Looking Statements
Statements in this news release that relate to future plans or projected results of Evergreen Energy Inc are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. Our actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contacts:
Analyst and Investors:                                                                                    Media and Public Affairs
Karli Anderson                                                                                                Paul Jacobson
Director of Investor Relations                                                                         VP Corporate Communications
303-293-2992                                                                                                    303-293-2992
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EVERGREEN ENERGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2007	December 31, 2006
	(unaudited)
	(in thousands)

Assets
Current:
Cash and cash equivalents	$35,756	$74,518
Marketable securities	19,572	9,758
Accounts receivable	5,271	6,011
Inventory	1,865	1,260
Prepaid and other current assets	2,819	2,351
Total current assets	65,283	93,898
Property, plant and equipment, net of accumulated depreciation	107,530	106,432
Mineral rights and mine development, net of accumulated depletion	21,389	21,787
Construction in progress	18,942	23,508
Restricted cash	6,859	3,910
Patents, net of accumulated amortization	1,129	1,134
Deferred royalty cost, less current portion	1,435	1,435
Other assets	214	215
Assets held for sale	17,395	—
	$240,176	$252,319

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,273	$7,695
Accrued liabilities	7,206	6,572
Other current liabilities	243	475
Total current liabilities	12,722	14,742
Deferred revenue, less current portion	6,732	6,732
Asset retirement obligations	5,670	5,626
Other liabilities, less current portion	899	235
Total liabilities	26,023	27,335

Stockholders’ equity:
Total stockholders’ equity	214,153	224,984

	$240,176	$252,319

EVERGREEN ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2007	2006
	(in thousands, except for per share amounts)

Operating revenues:
Mining	$10,942	$—
Licensing	5	155
K-Fuel refined coal	100	17
Consulting and other	41	13
Total operating revenue	11,088	185

Operating expenses:
Coal mining operating costs	10,238	—
General and administrative	7,730	5,097
Plant start-up costs	7,893	1,779
Depreciation, depletion and amortization	1,921	224
Research and development	346	363
Cost of licensing and consulting revenue	22	60
Total operating expenses	28,150	7,523

Operating loss	(17,062)	(7,338)

Other income (expense):
Other income (expense), net	46	1
Interest income	1,026	1,109
Total other income	1,072	1,110

Net loss	$(15,990)	$(6,228)

Basic and diluted net loss per common share	$(0.20)	$(0.09)
Weighted-average common shares outstanding	81,433	72,873

EVERGREEN ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2007	2006
	(in thousands)

Operating activities:
Net loss	$(15,990)	$(6,228)
Adjustments to reconcile net loss to cash used in operating activities:
Share-based compensation expense to employees and others	2,813	2,087
Depreciation, depletion and amortization	1,921	224
Asset retirement obligation accretion	70	36
Other	(59)	4
Changes in operating assets and liabilities, net of assets acquired:
Accounts receivable	740	—
Inventory	(605)	—
Prepaid expenses and other assets	(418)	(286)
Deferred revenue and other current obligations	(308)	(20)
Accounts payable and accrued expenses	(3,204)	(682)
Cash used in operating activities	(15,040)	(4,865)

Investing activities:
Purchases of construction in progress	(12,332)	(14,421)
Purchases of property, plant and equipment	(1,052)	(239)
Purchase of marketable securities	(9,814)	(6,993)
Cash paid for acquisition, net of cash received	—	(167)
Restricted cash	(2,949)	(19)
Other	88	51
Cash used in investing activities	(26,059)	(21,788)

Financing Activities:
Proceeds from exercise of options and warrants	2,346	2,590
Proceeds from issuance of common stock, net of offering costs	—	144,562
Payments on capital leases	(9)	(8)
Cash provided by financing activities	2,337	147,144

Increase (decrease) in cash and cash equivalents	(38,762)	120,491
Cash and cash equivalents, beginning of period	74,518	28,793
Cash and cash equivalents, end of period	$35,756	$149,284